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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  NEWCOR, INC.
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             (Exact name of registrant as specified in its charter)

            Delaware                                           38-0865770
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(State of incorporation or organization)        (I.R.S. Employer Identification
                                                             No.)

      1825 S. Woodward Ave., Suite 240
         Bloomfield Hills, Michigan                                    48302
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    (Address of principal executive offices)                        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                            Name of each exchange on which
    to be so registered                           each class is to be registered

  Common Stock, $1 par value                           American Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box X
                                           ---

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box
                                           ---

Securities Act registration file number to which this form relates:
                                                                   -------------
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)




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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The securities of Newcor, Inc. (the "Company"), to be listed on the American Stock Exchange are the Company's Common Stock, $1 par value ("Common Stock") and the Company's 9 7/8% Series B Senior Subordinated Notes Due 2008 (the "Notes").

         The Company's authorized capital stock consists of 10,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"). The holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to any preferences that may be granted to holders of the Preferred Stock, the holders of the Common Stock are entitled to share in such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. Holders of the Common Stock have no preemptive rights. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior distribution rights that may be granted to holders of the Preferred Stock.

         The Preferred Stock may be issued from time to time in series having such designated preferences and rights, qualifications and limitations as the Board of Directors may fix by resolution without any approval of shareholders. Preferred Stock could be given voting and conversion rights which would dilute the voting power and equity liquidation rights of the holders of Common Stock. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company. None of the Preferred Stock is outstanding, and the Company has no present plans to issue any such shares.


ITEM 2.  EXHIBITS.

         None.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            NEWCOR, INC.


Date:  May 5, 1999                    By:      /s/ James J. Connor
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                                      Name:    James J. Connor
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                                      Title:   Vice President-Finance and CFO
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